Free Writing Prospectus (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated September 14, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 November 9, 2009

$[—] 95% Principal Protected Notes due November 30, 2011 Linked to the Performance of a Basket of Currencies Medium-Term Notes, Series A, No. F-115

Key Terms:	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Basket Initial Valuation Date:	November 25, 2009‡‡

Issue Date:	November 30, 2009

Basket Final Valuation Date:	November 25, 2011*

Maturity Date:	November 30, 2011** (resulting in a term to maturity of approximately 2 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the U.S. Dollar and the Brazilian real (the “USDBRL” currency exchange rate), (ii) the U.S. dollar and the Australian dollar (the “USDAUD” currency exchange rate”), (iii) the U.S. dollar and the Norwegian krone (the “USDNOK” currency exchange rate”) and (iv) the U.S. dollar and the Canadian dollar (the “USDCAD” currency exchange rate) (each a “currency exchange rate” and a “basket component”). The currency exchange rates for each reference currency, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent as the reference or spot rate in accordance with the following:

(a) where the currency exchange rate is “USDBRL”, the Brazilian real per U.S. dollar exchange rate which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6 p.m., Sao Paulo time, on the relevant date;

(b) where the currency exchange rate is “USDAUD”, the Australian dollar per U.S. dollar exchange rate, which is one divided by AUDUSD, the U.S. dollar per Australian dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “AUD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(c) where the currency exchange rate is “USDNOK”, the Norwegian krone per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “NOK” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(d) where the currency exchange rate is “USDCAD”, the Canadian dollar per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “CAD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date.

Participation Rate:	140%-165%** ** The actual participation rate on the Notes will be set on the basket initial valuation date and will not be less than 140%.

Maximum Return:	16%*** *** The actual maximum return will be set on the basket initial valuation date and will not be less than 16%.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the Basket Performance is positive, you will receive an amount, subject to the Maximum Maturity Payment, equal to (a) 95% of the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the product of (i) the Participation Rate and (ii) the Basket Performance. Accordingly, subject to the Maximum Maturity Payment, your payment per $1,000 principal amount would be calculated as follows:

$950 + [$1,000 x (participation rate x basket performance)]

If the Basket Performance is negative or equal to 0%, you will receive 95% of the principal amount of your Notes. Accordingly, your payment per $1,000 principal amount of Notes would be $950.00.

The Notes are not 100% principal protected, and you may lose up to 5% of your initial investment. Your principal is 95% protected only if you hold your Notes to maturity. You will lose 5% of the principal amount of your Notes if the Basket Performance is negative or equal to 0.

If the Basket Performance is positive, you may receive less than your initial investment if the Basket Performance is less than 3.58% (assuming a participation rate of 140%).

Maximum Maturity Payment:	The Maximum Maturity Payment per $1,000 principal amount Note is calculated as follows: $1,000 + ($1,000 x Maximum Return)

Basket Performance:

The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date. The basket performance will be calculated as follows:

C(i) Initial = the initial level (“initial level”) for each basket component is [—] with respect to USDBRL, [—] with respect to USDAUD, [—] with respect to USDNOK and [—] with respect to USDCAD which, in each case, will be the reference level of each basket component on the basket initial valuation date;

C(i) Final = The reference level of each basket component on the basket final valuation date; and

W(i) = Weighting of each basket component, which is 1/4 for each basket component.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06739J2M4 and US06739J2M43

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
‡‡

If such day is not a scheduled trading day with respect to a basket component, then the basket initial valuation date will be the next succeeding day that is a scheduled trading day with respect to all basket components.

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets— Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and under “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, any other Assets or any Combination Thereof” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes – Maturity Date” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Program Credit Rating

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and is not a recommendation to buy, sell or hold securities.

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Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual reference level or basket performance. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the reference levels of the basket components on the basket final valuation date relative to their reference levels on the basket initial valuation date. We cannot predict the basket performance.

The following examples illustrate the payment at maturity assuming an initial investment of $1,000 and that the reference levels of the basket components are as indicated. The following examples also assume the participation rate of 140% and the maximum return of 16%. The actual participation rate and the actual maximum return will be set on the basket initial valuation date and will not be less than 140% and 16%, respectively.

Example 1: In this case, all reference currencies strengthen against the U.S. dollar (This occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar) and the maximum maturity payment is not exceeded.

Step 1: Calculate the basket performance.

Basket Component	C(i)Initial	C(i)Final	Performance of Basket Component	Weight	Weighted Performance
USDBRL Exchange Rate	1.7640	1.5898	10.96%	1/4	2.74%
USDAUD Exchange Rate	1.1062	0.9642	14.73%	1/4	3.68%
USDNOK Exchange Rate	5.7540	5.1228	12.32%	1/4	3.08%
USDCAD Exchange Rate	1.0767	0.9787	10.01%	1/4	2.50%

Basket Performance					12.00%

Step 2: Calculate the payment at maturity.

Because the basket performance of 12.00% is greater than zero and the payment at maturity per $1,000 principal amount Note calculated as follows does not exceed the maximum maturity payment:

$950 + [$1,000 x (participation rate x basket performance)] = $950 + [$1,000 x (140% x 12.00%)] = $1,118

Therefore, the payment at maturity is $1,118 per $1,000 principal amount Note, representing a 11.80% return on investment over the term of the Notes.

Example 2: In this case, all reference currencies strengthen against the U.S. dollar (This occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar) and the maximum maturity payment is exceeded.

Step 1: Calculate the basket performance.

Basket Component	C(i)Initial	C(i)Final	Performance of Basket Component	Weight	Weighted Performance
USDBRL Exchange Rate	1.7640	1.4010	25.91%	1/4	6.48%
USDAUD Exchange Rate	1.1062	0.8999	22.92%	1/4	5.73%
USDNOK Exchange Rate	5.7540	4.5310	26.99%	1/4	6.75%
USDCAD Exchange Rate	1.0767	0.8672	24.16%	1/4	6.04%

Basket Performance					25.00%

Step 2: Calculate the payment at maturity.

Because the basket performance of 25% is greater than zero and the amount calculated as follows for purposes of calculating the payment at maturity per $1,000 principal amount Note exceeds the maximum maturity payment:

$950 + [$1,000 x (participation rate x basket performance)] = $950 + [$1,000 x (140% x 25.00%)] = $1,300

Therefore, the payment at maturity per $1,000 principal amount Note is the maximum maturity payment equal to $1,160, representing a 16.00% return on investment over the term of the Notes.

Example 3: In this case, two reference currencies strengthen against the U.S. dollar while two weaken.

Step 1: Calculate the basket performance

Basket Component	C(i)Initial	C(i)Final	Performance of Basket Component	Weight	Weighted Performance
USDBRL Exchange Rate	1.7640	1.7828	-1.05%	1/4	-0.26%
USDAUD Exchange Rate	1.1062	1.0157	8.91%	1/4	2.23%
USDNOK Exchange Rate	5.7540	5.9087	-2.62%	1/4	-0.65%
USDCAD Exchange Rate	1.0767	1.0064	6.98%	1/4	1.75%

Basket Performance					3.07%

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Step 2: Calculate the payment at maturity.

Because the basket performance of 3.07% is greater than zero and the payment at maturity per $1,000 principal amount Note calculated as follows does not exceed the maximum maturity payment:

$950 + [$1,000 x (participation rate x basket performance)] = $950 + [$1,000 x (140% x 3.07%)] = $992.98

Therefore, the payment at maturity is $992.98 per $1,000 principal amount Note, representing a -0.702% return on investment over the term of the Notes.

Example 4: In this case, all reference currencies weaken against the U.S. dollar. (This occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar.)

Step 1: Calculate the basket performance.

Basket Component	C(i)Initial	C(i)Final	Performance of Basket Component	Weight	Weighted Performance
USDBRL Exchange Rate	1.7640	1.9363	-8.90%	1/4	-2.22%
USDAUD Exchange Rate	1.1062	1.2650	-12.55%	1/4	-3.11%
USDNOK Exchange Rate	5.7540	5.9089	-2.62%	1/4	-0.65%
USDCAD Exchange Rate	1.0767	1.3985	-23.01%	1/4	-5.79%

Basket Performance					-11.77%

Step 2: Calculate the payment at maturity.

Because the basket performance of -11.77% is less than zero, the investor will receive a payment at maturity of $950.00 per $1,000 principal amount Note, representing a -5.00% return on investment over the term of the Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the basket final valuation date and the reference level of each basket component on the basket final valuation date are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns, if the basket performance is positive, by entitling you to receive, up to the maximum maturity payment, a payment at maturity equal to 95% of the principal amount of your Notes plus an additional amount based on the basket performance multiplied by the participation rate. The actual participation rate and the actual maximum return will be determined on the basket initial valuation date and will not be less than 140% and 16%, respectively. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Partial Preservation of Capital at Maturity—You will only receive at least 95% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Basket. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

FWP–4

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes as contingent payment debt instruments. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt obligations. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes are only 95% principal protected. The return on the Notes at maturity is linked to the performance, relative to the U.S. dollar, of Brazilian real, the Australian dollar, the Norwegian krone and the Canadian dollar over the term of the Notes and will depend on the basket performance. You will lose 5% of your principal invested if the basket performance is equal to or less than zero.

•

The Notes Might Pay Less than the Principal Amount, Even if the Basket Performance is Positive—If the basket performance is positive, you may receive less than your principal amount if the basket performance is less than 3.58% (assuming a participation rate of 140%). See “Hypothetical Examples of Amounts Payable at Maturity—Example 3” for a hypothetical example where the basket performance is positive but the investor receives less than the principal amount.

•

Notes Bearish on the U.S. dollar—The basket performance will only be positive if, on average, the value of the U.S. dollar weakens relative to the reference currencies, comprising the basket components. If, on average, the U.S. dollar appreciates in value relative to the Brazilian real, the Australian dollar, the Norwegian krone and the Canadian dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•

Your Maximum Gain on the Notes is Limited—The payment at maturity is subject to the maximum maturity payment. Therefore, you will not participate in any positive increases in the basket performance that would otherwise result in a payment at maturity of more than the maximum maturity payment. You may receive a lower payment at maturity than you would have received if you had invested in the basket components directly.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

FWP–5

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected demand or supply for the basket components;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

The currency exchange rates for each reference currency, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent as the reference or spot rate, which is determined by the calculation agent in accordance with the following:

(a) where the currency exchange rate is “USDBRL”, the Brazilian real per U.S. dollar exchange rate which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6 p.m., Sao Paulo time, on the relevant date;

(b) where the currency exchange rate is “USDAUD”, the Australian dollar per U.S. dollar exchange rate, which is one divided by AUDUSD, the U.S. dollar per Australian dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “AUD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(c) where the currency exchange rate is “USDNOK”, the Norwegian krone per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “NOK” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(d) where the currency exchange rate is “USDCAD”, the Canadian dollar per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “CAD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date.

If any of the Bloomberg pages described above, or the successor page thereto, is not available on the basket final valuation date, the applicable exchange rate will be calculated by the calculation agent as the arithmetic mean of the applicable offer-side spot quotations received by the calculation agent from two leading commercial banks (selected in the sole discretion of the calculation agent), for the relevant currencies. If these spot quotations are available from fewer than two banks, then the calculation agent shall determine whether such quotation is available and reasonable to be used. If no such spot quotation is available, the calculation agent shall determine the applicable currency exchange rate for such date.

Reference Levels

The reference levels of the USDBRL, USDAUD, USDNOK and USDCAD currency exchange rates on November 2, 2009 were 1.7640, 1.1094, 5.7660 and 1.0793 respectively.

Historical Information

The following graphs set forth the historical performance of the Brazilian real, the Australian dollar, the Norwegian krone and the Canadian dollar based on the daily, closing currency exchange rates from January 2, 2001 through November 2, 2009. We obtained the information regarding these closing currency exchange rates of the USDBRL, USDAUD, USDNOK and USDCAD below from Bloomberg L.P.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance closing currency exchange rates of the USDBRL, USDAUD, USDNOK and USDCAD should not be taken as an indication of future performance of the fixing rates, and no assurance can be given as to the reference levels on the basket final valuation date. We cannot give you assurance that the performance of the USDBRL, USDAUD, USDNOK and USDCAD currency exchange rates will result in any return in addition to your initial investment.

FWP–6

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–7

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP–8